As filed with the Securities and Exchange Commission on May 3, 2005

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Myers Industries, Inc.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-0778636 (IRS Employer Identification Number)

1293 South Main Street
Akron, Ohio 44301
(330) 253-5592
(Address of principal executive offices, zip code and telephone)

Kevin C. O’Neil
Vice President, General Counsel and Secretary
1293 South Main Street
Akron, Ohio 44301
(330) 253-5592
(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery for the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed Maximum
of securities	Amount to be	offering price	Aggregate Offering	Amount of Registration
to be registered	registered	per share(1) (2)	Price	Fee
Common Shares, no par value per share	1,149,186	$9.56	$10,986,218	$1,293

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low price for the Common Stock on April 29, 2005 as reported on the New York Stock Exchange.

(2) Also registered hereby are such additional and indeterminate number of shares of common stock of the registrant as may become issuable as the result of stock splits, stock dividends or similar transactions affecting the common stock of the registrant.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

PROSPECTUS

Subject to Completion
Dated May 3, 2005

Up to 1,149,186 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, of up to 1,149,186 shares of Myers Industries, Inc. (“Myers”) common stock, no par value (“common stock”) by the selling shareholders named under “Selling Shareholders.” The shares of common stock are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.

The shares of common stock offered by this prospectus may be sold from time to time at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The selling shareholders may sell the shares directly or through underwriters, brokers or dealers. The selling shareholders will pay commissions or discounts to underwriters, brokers or dealers in amounts to be negotiated prior to the sale. We will not receive any of the proceeds from the sale of the shares by the selling shareholders. See “Plan of Distribution” for more information.

We originally issued the shares in connection with an Agreement and Plan of Reorganization and Merger among Productivity California, Inc. and us, dated June 30, 2004. We issued the shares pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided under its Section 4(2). We are registering the shares pursuant to the Agreement and Plan of Reorganization and Merger.

Our common stock is traded on the New York Stock Exchange under the symbol “MYE.” On April 29, 2005, the last sale price for our common stock as reported on the New York Stock Exchange was $9.61 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2005.

You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus in any state where the offer is not permitted by law. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. There may have been changes in our affairs since the date of the prospectus.

FORWARD LOOKING STATEMENTS

Statements and information included in this Registration Statement on Form S-3 that are not purely historical are forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this Registration Statement on Form S-3 include statements regarding Myers’ expectations, intentions, beliefs and strategies regarding the future, including sales, earnings per share, cost structure, market position, market growth opportunities and new products. We may make other forward-looking statements from time to time, including in press releases and public conference calls and webcasts. All forward-looking statements made by Myers are based on information available to Myers at the time the statements are made, and Myers assumes no obligation to update any forward-looking statements. It is important to note that actual results are subject to a number of risks and uncertainties that could cause actual results to differ materially from those included in such forward-looking statements. Some of these risks and uncertainties are discussed below in “Risk Factors.”

WHERE YOU CAN FIND MORE INFORMATION — INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934. We have filed with the SEC a registration statement under the Securities Act for the common stock offered by this prospectus. For further information, you should refer to the registration statement and its exhibits. You can inspect and copy our reports, proxy statements, the registration statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet Website at http://www.sec.gov/ where you can obtain some of our SEC filings. In addition, you can inspect our reports, proxy materials and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, N.Y.

ii

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and take the place of this information.

We are incorporating by reference in this prospectus the following documents filed with the SEC under the Exchange Act:

     • Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2004;

     • Current Reports on Form 8-K filed on January 18, 2005, February 17, 2005, February 22, 2005, April 18, 2005, April 22, 2005 and May 2, 2005, and;

     • The description of our common stock contained in our registration statements under the Exchange Act, including any amendment or report updating the description.

In addition, we incorporate by reference all documents we will file with the SEC in the future under Sections 13, 14 or 15(d) of the Exchange Act until the termination of this offering. We refer to these documents, and the documents listed above, in this prospectus as “incorporated documents.” The documents listed above or later filed by us under Section 13 or 14 of the Exchange Act before the filing of our Annual Report on Form 10-K for the current fiscal year with the SEC will not be considered incorporated documents or be incorporated by reference in this prospectus or be a part of this prospectus from and after filing of that Annual Report on Form 10-K. You should consider all incorporated documents a part of this prospectus.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address: Kevin C. O’Neil, Vice President, General Counsel and Secretary, Myers Industries, Inc., 1293 S. Main Street, Akron, Ohio 44301, (330) 253-5592.

iii

MYERS INDUSTRIES, INC.

Our principal executive offices are located at 1293 S. Main Street, Akron, Ohio 44301, and our telephone number is (330)253-5592. We went public in 1971, and our common stock is traded today on the New York Stock Exchange under the symbol “MYE”. Additional information about us can be found at our principal web site at www.MyersInd.com.

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. We are an international leader in reusable plastic containers and North America’s leading manufacturer of plastic horticultural pots, trays, and flower planters. Other principal product lines include plastic storage and organization containers, plastic storage tanks, plastic and rubber OEM parts, rubber tire repair products, and custom plastic and rubber products.

The Company is also the largest wholesale distributor of tools, equipment, and suppliers for the tire, wheel, and under-vehicle service industry in the United States. Our distribution products range from tire balancers and alignment systems to valve caps and other consumable service supplies.

Myers serves customers around the world, and the Company’s products and related services provide a wide range of performance benefits to customers in diverse niche markets. Benefits include: increasing productivity, lowering material handling costs, improving product quality, reducing labor costs, shortening assembly times, eliminating solid waste, and increasing profitability.

Headquartered in Akron, Ohio, Myers encompasses: 31 manufacturing facilities in North America and Europe, 39 domestic and five international distribution branches, more than 20,000 products, and more than 5,300 employees.

The Company conducts its business activities in five segments, including four manufacturing and one related to distribution. The four manufacturing segments consists of: Material Handling — North America; Material Handling — Europe; Automotive and Custom; and Lawn and Garden. For the fiscal year ended December 31, 2004, the percentage contribution from each segment to the Company’s total net sales of $803.1 million was: Material Handling — North America, 24 percent; Material Handling — Europe, 20 percent; Automotive and Custom, 21 percent; Lawn and Garden, 14 percent; and Distribution, 21 percent.

In our manufacturing segments, we design, manufacture, and market a variety of plastic and rubber products. These range from plastic reusable material hanging containers and small parts storage bins to plastic horticultural pots and hanging baskets, decorative planters, plastic and rubber OEM parts, tire repair materials, and custom plastic and rubber products.

In our distribution segment we are engaged in the distribution of tools, equipment, and supplies used for tire, wheel, and automotive underbody repair on passenger, heavy truck, and off-road vehicles.

RISK FACTORS

You should carefully consider the following risk factors and other information in or incorporated in this prospectus before deciding to invest in shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not known to us or that we now think are immaterial may also impair our business operations.

The highly competitive market for our products and industry consolidation has created adverse pricing pressures. We believe that excess capacity in our markets related to our manufacturing segment has caused downward pricing pressure and increased competition in our markets. In addition, consolidation in the markets related to our manufacturing segment in which we compete has increased competitive pricing pressures.

Our dependence upon outside suppliers for certain of our raw materials leaves us subject to price fluctuations and increases. We are dependent upon outside suppliers for certain of our raw material needs, such as plastic resins, and therefore, are subject to price fluctuations and increases. There can be no assurance that we will be able to pass any price increase on to our customers. Although we believe that sources of these raw materials, such as plastic resins, will continue to be adequate to meet our requirements, events beyond our control could have an adverse effect on the cost or availability of such materials.

Our chairman of the board, his mother and certain of their affiliated beneficial owners, own a substantial interest in our common stock. Stephen E. Myers, our chairman of the board, his mother and certain of their affiliates, beneficially own approximately 24% of the outstanding shares of common stock. Accordingly, Mr. Myers and these beneficial owners have the ability to exert significant influence over our business affairs, including the ability to influence the election of directors and the result of voting on all matters requiring shareholder approval. They may vote his shares in ways with which you disagree.

Our investigation into certain prohibited international business practices. On July 15, 2004, we announced that we had reported to the U.S. Department of Justice and the Securities and Exchange Commission certain international business practices that were believed to be in violation of U.S. and, possibly, foreign laws. The practices, which involved a limited number of our customers, related to the invoicing of certain sales to foreign customers and sales made by foreign subsidiaries to prohibited customers in certain prohibited international jurisdictions. These business practices have been discontinued and an investigation, which has been substantially completed, was conducted by outside counsel under the authority of the Audit Committee of the Company’s Board of Directors. The results of the investigation have been provided to the DOJ and SEC. If the government determines that these incidents were unlawful, the government could take action against the Company and/or some of our employees. We will seek to settle any enforcement issues arising from these matters, however, at this time we cannot reasonably estimate its potential liability and, therefore, as of December 31, 2004, and the date of this Prospectus, we have not recorded any provision for any resulting settlements or potential fines or penalties Such amounts could be material to our financial statements. We believe that the practices in question have no effect on previously filed financial statements, and that the final findings from the investigation will not lead to any restatement of reported financial results.

USE OF PROCEEDS

The securities may be sold by this prospectus by the selling shareholders. We will not receive any proceeds from the sales of the securities, but we will bear some of the expenses. See “Plan of Distribution” for a description of the payment of expenses.

SELLING SHAREHOLDERS

The following table sets forth information provided to us by the selling shareholders:

	Amount of common	Amount offered for
	stock beneficially	selling		Percentage of
	owned by	shareholder's	Shares beneficially	common stock
Name of selling	shareholder before	account by this	owned after	outstanding/ owned
shareholder	offering	prospectus	offering	after offering
Don T. Uchiyama	-0-	574,823	-0-	0%
Gary L. Vollers	-0-	540,232	-0-	0%
Robert Benesh	-0-	34,131	-0-	0%

On June 30, 2004, Myers entered into an Agreement and Plan of Reorganization and Merger with Productivity California, Inc. (“Pro Cal”) and its shareholders (the “Merger Agreement”) which merger was consummated effective as of July 2, 2004. The share numbers set forth above are based on the shares of Myers common stock delivered to the selling shareholders, being Messrs. Vollers, Uchiyama and Robert Benesh as part of the merger consideration. For a one-year period ending July 7, 2005, the Company has agreed in certain circumstances to issue additional shares of Myers common stock to the selling shareholders in the event that the original shares issued in connection with the Pro Cal acquisition are sold by a selling shareholder, or are on the anniversary date, at a price below the per share value as of Closing, being $12.73 (as adjusted for the ten percent stock dividend paid as of August 31, 2004).

According to information provided by the selling shareholders, each of the selling shareholders has sole voting and dispositive power as to his shares. Myers prepared this table based on the information supplied to it by the selling shareholders named in the table.

The selling shareholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the dates as of which the information in the above table was supplied to Myers. Information about the selling shareholders may change over time. Any changed information will be set forth in prospectus supplements, if required.

Because the selling shareholders may offer all or some of their shares from time to time, Myers cannot estimate the amount of shares of common stock that will be held by the selling shareholders upon the termination of any particular offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

We are registering shares of Myers common stock on behalf of the selling shareholders. This is pursuant to the obligations under the Merger Agreement whereby we have agreed and are filing a registration statement that contains this prospectus.

All costs, expenses and fees (other than underwriting discounts, commissions or fees attributable to the sale of the shares or any counsel (subject to limited exceptions), accountants or other persons retained or employed by the selling shareholders) in connection with the registration of the shares of common stock offered by this prospectus will be borne by Myers. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders from time to time in one or more types of transactions, including transactions on the New York Stock Exchange (which may include block transactions), in over-the-counter transactions, or in negotiated transactions, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The amount and form of compensation for these services will be determined by the selling shareholders and the purchaser or purchasers.

The selling shareholders and any underwriters, brokers or dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by these underwriters, brokers or dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any underwriter, agent, broker or dealer that participates in transactions involving sales of the shares against specified liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. Myers has informed the selling shareholders that the anti-manipulative provisions of Regulation M of the Exchange Act may apply to their sales in the market.

If the selling shareholders notify us of any material arrangement entered into with an underwriter, broker or dealer for the sale of shares, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act, disclosing:

     • the name of each such selling shareholder and of the participating underwriter, broker or dealer;

     • the number of shares sold;

     • the price at which such shares were sold;

     • the commissions paid or discounts or concessions allowed to the underwriter, broker or dealer; and

     • other facts material to the transaction.

As of the date of this prospectus, we do not know of any arrangements by the selling shareholders to sell the securities, nor do we know which brokerage firms the selling shareholders may select to sell the securities.

While no predictions can be made of any effect that open market sales of securities or the availability of securities for sale will have on the market price prevailing from time to time, sales of substantial amounts of our securities in the public market, or the perception that such sales will occur, could adversely affect market prices and trading activities in our common stock.

VALIDITY OF THE SECURITIES

The validity of the shares offered hereby has been passed upon for Myers by Kevin C. O’Neil, as General Counsel of Myers. Mr. O’Neil is an executive officer of Myers and holds shares and options to purchase shares of Myers common stock.

EXPERTS

The consolidated financial statements of Myers Industries, Inc. included in Myers Industries, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Myers Industries, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included in its Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude among other things that Myers Industries, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weaknesses described therein), included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION

Myers’ Amended and Restated Code of Regulations (“Regulations”) provide, that Myers shall indemnify any director or officer and any former director or officer of Myers against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law.

Section 1701.13(E) of the Ohio Revised Code authorizes the indemnification as stated above. In addition, with respect to directors, this Section provides that a corporation must advance expenses to directors under certain circumstances, unless a corporation’s articles or regulations explicitly provide otherwise. Myers’ Regulations provide for the mandatory advancement of expenses to directors.

We maintain insurance covering certain liabilities of the directors and the appointed officers of Myers and its subsidiaries, including liabilities under the Securities Act of 1933, as amended. We have also entered into indemnification agreements with all of our directors and executive officers. Directors and officers have the right to be reimbursed for expenses as they are incurred if they file with us an undertaking to repay any amount which it is ultimately determined they must repay. Such reimbursement for expenses of directors is mandatory under the section cited above, but remains discretionary as to officers and other persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Myers has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered:

Registration Statement filing fee	$1,319
Legal fees and expenses	$-0-
Accounting fees and expenses	$10,000	**
Printing costs	$300	**
Miscellaneous	$-0-

Total	$11,619

** Estimated.

Item 15. Indemnification of Directors and Officers

     Pursuant to Article Sixth of the Amended and Restated Code of Regulations of the Company, the Company shall indemnify any director or officer and any former director or officer of the Company and any such director or officer who is or has served at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. Article Sixth further provides that the indemnification provided for therein shall not be deemed to restrict the right of the Company (i) to indemnify employees, agents and others to the extent not prohibited by such law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, joint venture, partnership, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.

     The rights provided in Article Sixth are in addition to any rights provided by contract or as a matter of law. Ohio Revised Code Section 1701.13(E) includes indemnification provisions similar to Article Sixth. Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

     In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. Section 1701.13(E) further authorizes a corporation to enter into contracts regarding indemnification and to purchase and maintain insurance on behalf of any director, trustee, officer, employee or agent for any liability asserted against him or arising out of his status as such. The Company presently has contracts with each of its directors and key officers and maintains insurance for the benefit of persons entitled to indemnification.

Item 16. Exhibits. See Exhibit Index below.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the “Securities Act”);

      (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however , that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the “Securities Exchange Act”) that are incorporated by reference in this Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on May 3, 2005.

Myers Industries, Inc.

By: /s/ Kevin C. O'Neil

Kevin C. O’Neil, Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on November 9, 2004.

/s/ John C. Orr	President and Chief Executive Officer (Principal Executive Officer)
/s/ Gregory J. Stodnick	Vice President-Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Stephen E. Myers	Chairman of the Board of Directors and Director
/s/ Keith A. Brown*	Director
/s/ Karl S. Hay*	Director
/s/ Richard P. Johnston*	Director
/s/ Michael W. Kane*	Director
/s/ Edward W. Kissel*	Director
/s/ Richard L. Osborne*	Director
/s/ Jon H. Outcalt*	Director

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement on behalf of each of the indicated officers and directors of Myers Industries, Inc. pursuant to a Power of Attorney executed by each such officer and director and filed with this Registration Statement.

Dated: May 3, 2005	/s/ Kevin C. O’Neil

Kevin C. O’Neil, Attorney-in-Fact

EXHIBIT INDEX

5	Opinion of General Counsel of Myers Industries, Inc.

23.1	Consent of General Counsel of Myers Industries, Inc. (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney